Exhibit 99.1

Rimage Reports First Quarter Sales and Earnings

Minneapolis, MN—April 22, 2009—Rimage Corporation (Nasdaq: RIMG) today reported sales of $18,358,000 for the first quarter of 2009 ended March 31, compared to $22,749,000 in the year-earlier period. First quarter earnings were $1,185,000 or $0.13 per diluted share versus $1,786,000 or $0.18 per diluted share in the same period of 2008.

Bernard P. (Bernie) Aldrich, chief executive officer, commented: “Rimage’s first quarter operating results continued to be affected by the global economic downturn. We are experiencing lengthened selling lead times for our disc publishing hardware due to the hesitancy of many existing and prospective customers to purchase capital equipment. In addition, our customers are managing their inventories of consumable supplies in a cautious manner, reflecting reduced consumption of blank discs and replacement printer ribbons/cartridges used in retail and other applications. Rimage’s first quarter gross margin benefited from a shift in product mix and reduced costs related to improvements to our products that have further strengthened their performance and reliability. Our first quarter earnings also benefited from the actions we have taken in recent quarters to streamline our cost structure. Primarily due to our emphasis on cost control, selling, general and administrative expense has been reduced by approximately $1.3 million in comparison to last year’s first quarter. At the same time, we have increased spending on product development, reflecting our commitment to further strengthen Rimage’s position for future growth.”

He added: “We see promising opportunities for our disc publishing systems in the government market, archiving and video applications, and electronic medical records. We also are continuing to evaluate new business opportunities. Spearheading this process is Sherman L. Black, Rimage’s new president and chief operating officer, who previously served as senior vice president, marketing and strategy, of the Core Products Business Group of Seagate Technology. Having started in his new capacity in early April, Sherman also will play a key role in formulating a long-range strategic plan. With cash and investments of approximately $97 million at the end of this year’s first quarter, we possess ample resources for supporting our growth initiatives.”

Financial Review

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, declined 17% in this year’s first quarter in comparison to the year-earlier period and accounted for 64% of sales, compared to 62% in the first quarter of 2008. Recurring revenues have accounted for a higher than normal proportion of total sales over the past year due to reduced demand for disc publishing hardware as a result of the recession.

International sales declined 10% in this year’s first quarter and accounted for 48% of total sales, compared to 43% in the year-earlier period. Currency effects decreased worldwide sales by 5% in the first quarter of 2009.

Cash and investments totaled $96.7 million at March 31, 2009, up from $95.4 million at the beginning of this year, reflecting the cash-generating ability of Rimage’s business. Working capital was $71.7 million at the end of the first quarter, compared to $62.1 million at the end of 2008. In addition, stockholders’ equity increased to $110.3 million at March 31, 2009 from $109.0 million at December 31, 2008.

About Rimage

Rimage Corporation is the world’s leading provider of on-demand digital publishing systems that businesses and organizations use to quickly and easily produce CDs, DVDs and Blu-ray discs with customized content and durable color or monochrome disc labeling. Our systems integrate software, robotics and surface label printers into a complete disc publishing solution that typically is designed into OEM equipment as its digital output solution. Major markets for Rimage’s disc publishing systems include retail, medical, business services and government.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended March 31,
	2009	2008

Revenues	$18,358	$22,749
Cost of revenues	9,793	13,072
Gross profit	8,565	9,677
Operating expenses:
Research and development	1,975	1,351
Selling, general and administrative	5,342	6,638
Total operating expenses	7,317	7,989
Operating income	1,248	1,688
Other income, net	510	1,082
Income before income taxes	1,758	2,770
Income tax expense	573	984
Net income	1,185	1,786

Net income per basic share	$0.13	$0.18

Net income per diluted share	$0.13	$0.18
Basic weighted average shares outstanding	9,339	9,763
Diluted weighted average shares outstanding	9,431	10,089

Consolidated Balance Sheet Information:

	Balance as of
	March 31, 2008	December 31, 2008

Cash and marketable securities	$64,369	$54,755
Receivables	11,179	11,099
Inventories	4,958	5,625
Total current assets	83,289	74,151
Property and equipment, net	5,894	6,183
Marketable securities – non-current	32,372	40,647
Total assets	124,253	123,456
Current liabilities	11,606	12,010
Long-term liabilities	2,379	2,398
Stockholders’ equity	110,268	109,048

For additional information, contact:

Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through April 30, 2009 by dialing 1-303-590-3000 and providing the 11130330 confirmation code.